Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Opendoor Technologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	Other(3)	12,535,398(2)	$1.139(3)	$14,277,818.322(3)	$0.00011020	$1,573.42

	Total Offering Amounts		12,535,398		$14,277,818.322		$1,573.42

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$1,573.42

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Opendoor Technologies Inc. (the “Company”) that become issuable under the Company’s 2020 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Represents 6,161,755 and 6,373,643 additional shares of Common Stock available for issuance as a result of the annual automatic increase on January 1, 2022 and January 1, 2023, respectively, under the ESPP.

(3)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act. The offering price per share and the aggregate offering price are calculated based on 85% of the average of the high and low sale prices per share of the Common Stock as reported on the Nasdaq Global Select Market on April 28, 2023. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the Common Stock on (i) the applicable offer period start date and (ii) the applicable purchase date.